UNITED STATES
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HARTFORD SERIES FUND, INC.
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HARTFORD ULTRASHORT BOND HLS FUND (FORMERLY, HARTFORD MONEY MARKET HLS FUND)

(A SERIES OF HARTFORD SERIES FUND, INC.)

P.O. Box 2999

Hartford, Connecticut 06104-2999

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.hartfordfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

January 13, 2014

This information statement is being provided to the shareholders of the Hartford Ultrashort Bond HLS Fund (the “Fund”), a series of Hartford Series Fund, Inc. (the “Company”).  This information statement is also being provided to owners of variable annuity and variable life insurance contracts issued by insurance companies which hold shares of the Fund through Separate Accounts (“Contract Owners”).  This information statement is being provided to Fund shareholders and Contract Owners in accordance with an exemptive order granted by the U.S. Securities and Exchange Commission (“SEC”) which permits the Fund’s investment manager, Hartford Funds Management Company, LLC (“HFMC”), to terminate and replace a Fund’s sub-adviser without obtaining shareholder approval if the new sub-adviser is not affiliated with HFMC and the Company’s Board of Directors (the “Board”) has approved the new sub-adviser.

This information statement provides Fund shareholders with detailed information regarding the change in the Fund’s sub-adviser to Wellington Management Company, LLP (“Wellington Management”), which replaced Hartford Investment Management Company (“Hartford Investment Management”) on October 21, 2013.  This information statement is being mailed on or about January 13, 2014 to shareholders of record of the Fund as of December 31, 2013 (the “Record Date”).

The Company will furnish, without charge, to any shareholder upon request, a copy of the Fund’s most recent annual report and the Fund’s most recent semi-annual report succeeding the annual report.  A copy of the annual/semi-annual report is available on the Fund’s website at www.hartfordfunds.com/hlsprospectus, by writing to: Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, P.O. Box 14293, Lexington, KY  40512-4293, or by calling 1-800-862-6668.

To help lower the impact of operating costs, the Company attempts to eliminate mailing duplicate documents to the same address. When two or more Fund shareholders have the same last name and address, the Company may send only one prospectus, annual report, semiannual report, information statement or proxy statement to that address rather than mailing separate documents to each shareholder. Shareholders may opt out of this single mailing at any time by contacting the Company at the telephone number or address set forth above and requesting the additional copies of Fund documents. Shareholders sharing a single mailing address who are currently receiving multiple copies of Fund documents can request delivery of a single copy instead by calling the same telephone number or writing to the same address.

INTRODUCTION

At a meeting held on June 18-19, 2013, the Board, including those directors who are not “interested persons” of the Company (as that term is defined in the Investment Company Act of 1940, as amended (the

“1940 Act”)) (“Independent Directors”), approved the appointment of Wellington Management as the Fund’s new sub-adviser and the termination of Hartford Investment Management to be effective on October 21, 2013.  Prior to such date, Hartford Investment Management served as the Fund’s sub-adviser, pursuant to an investment sub-advisory agreement dated January 1, 2013 between HFMC and Hartford Investment Management (the “Hartford Investment Management Agreement”).  The appointment of Wellington Management as the Fund’s sub-adviser did not require shareholder approval and does not increase the overall management fee rates paid by shareholders of the Fund.

HFMC recommended the selection of Wellington Management and reviewed with the Board the considerations that led to its recommendation.  Based upon its review, the Board concluded that it was in the best interest of the Fund and its shareholders to approve the change in sub-adviser.  A description of the material factors and conclusions which formed the basis of the Board’s determination is provided below under the heading “Discussion of Board Considerations.”

DISCUSSION OF BOARD CONSIDERATIONS

Section 15(c) of the 1940 Act requires that each mutual fund’s board of directors, including a majority of its Independent Directors, initially approve, and annually review and consider the continuation of, the mutual fund’s investment advisory and sub-advisory agreements. At its meeting held on June 18-19, 2013, the Board, including each of the Independent Directors, unanimously voted to approve an investment sub-advisory agreement (the “Agreement”) for the Fund (then called the Hartford Money Market HLS Fund) between HFMC and Wellington Management. In connection with the approval of the Agreement, the Board also approved at its June 2013 meeting certain changes to the Fund. Specifically, the Board approved, among other things, changes to the Fund’s name, investment objective and principal investment strategy so that the Fund will: (1) cease to operate as a money market fund; (2) no longer seek to maintain a stable $1.00 net asset value per share; and (3) be renamed Hartford Ultrashort Bond HLS Fund and be managed as an ultra-short bond fund. In connection with these changes, Wellington Management would replace Hartford Investment Management as the Fund’s sub-adviser.  The Agreement and the changes went into effect on October 21, 2013.

Prior to approving the Agreement, the Board reviewed written responses from HFMC and Wellington Management to questions posed to them on behalf of the Independent Directors and supporting materials relating to those questions and responses. In addition, the Board received an in-person presentation from Fund officers and representatives of HFMC about the proposal to replace Hartford Investment Management with Wellington Management. The Board’s Investment Committee also met in person with members of the proposed portfolio management team for the Fund regarding the capabilities of Wellington Management and the associated benefits to the Fund and its shareholders. In addition, the Board had received information with respect to Wellington Management in connection with the Board’s consideration of the re-approval of Wellington Management as the sub-adviser to certain other Hartford-sponsored funds at the Board’s August 2013 meeting and in connection with the Board’s approval of Wellington Management as the sub-adviser to certain additional Hartford-sponsored funds at other recent meetings.

In determining whether to approve the Agreement for the Fund, the members of the Board reviewed and evaluated information and factors they believed to be relevant and appropriate in light of the information that the Board deemed necessary and appropriate through the exercise of its reasonable business judgment. While individual members of the Board may have weighed certain factors differently, the Board’s determination to approve the Agreement was based on a comprehensive consideration of all information provided to the Board with respect to the approval of the Agreement. A more detailed discussion of the factors the Board considered with respect to its approval of the Agreement is provided below.

Nature, Extent, and Quality of Services to be Provided by Wellington Management

The Board requested and considered information concerning the nature, extent, and quality of the services to be provided to the Fund by Wellington Management. The Board considered, among other things, the terms of the Agreement, the range of services to be provided, and Wellington Management’s organizational structure, systems and personnel. The Board also considered Wellington Management’s reputation and overall financial strength, and the Board’s past experience with Wellington Management as sub-adviser for other Hartford-sponsored funds. The Board considered the terms of the “preferred partnership” arrangement pursuant to which Wellington Management serves as the preferred sub-adviser to the Hartford-sponsored funds, including the benefits of the arrangement for the Fund and other Hartford-sponsored funds.

With respect to Wellington Management’s fixed income capabilities, the Board considered that HFMC believes that Wellington Management is a high quality manager with greater depth and breadth relative to Hartford Investment Management, the Fund’s current sub-adviser, and other peer advisory firms and that Wellington Management has strong investment capabilities with expertise across various investment disciplines. The Board also considered Wellington Management’s global capabilities across various asset classes, including the number and geographic locations of Wellington Management’s investment personnel. The Board noted that Wellington Management is focused entirely on third-party asset management and has experience managing assets in short duration fixed income mandates, including short, ultra-short and money market mandates. In addition, the Board considered Wellington Management’s investment approach with risk management at the security, sector, and portfolio level.

With respect to the day-to-day portfolio management services to be provided by Wellington Management, the Board considered the Investment Committee’s meeting with members of the proposed portfolio management team, and Wellington Management’s investment philosophy and process, investment research capabilities and resources, performance record, trade execution capabilities and experience. The Board also considered the experience of the proposed portfolio management team.

The Board also considered information previously provided by HFMC and Wellington Management regarding Wellington Management’s compliance policies and procedures and compliance history, including a representation from HFMC that the written compliance policies and procedures of Wellington Management are reasonably designed to prevent violations of the federal securities laws.

In considering this information, the Board evaluated not only the information presented to the Board and the Investment Committee in connection with its consideration of the Agreement, but also the Board’s experience through past interactions with Wellington Management. Based on these considerations, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Wellington Management.

Performance of Wellington Management

The Board considered the investment performance of Wellington Management and its portfolio management team, including, for purposes of considering the investment skill and experience of the Fund’s proposed portfolio managers, composite performance of a Wellington Management strategy that is substantially similar to the Fund’s proposed investment strategy. HFMC and Wellington Management also provided additional information about the broad range of the portfolio management team’s investment experience and their investment philosophy and process.

Based on these considerations, the Board concluded that it was satisfied that Wellington Management has the capability of providing satisfactory investment performance for the Fund.

Costs of the Services and Profitability of HFMC and Wellington Management

The Board reviewed information regarding HFMC’s cost to provide investment management and related services to the Fund and the estimated profitability to HFMC and its affiliates from all services provided to the Fund and all aspects of their relationships with the Fund both under the sub-advisory arrangement with Hartford Investment Management and assuming implementation of the Agreement with Wellington Management.  The Board also requested and received information relating to the operations and profitability of Wellington Management.

Based on these considerations, the Board concluded that the profits anticipated to be realized by HFMC, Wellington Management and their affiliates from their relationships with the Fund would not be excessive.

Comparison of Fees and Services

With respect to the sub-advisory fee schedule to be paid to Wellington Management by HFMC in respect of the Fund, the Board considered comparative information with respect to the sub-advisory fees to be paid by HFMC to Wellington Management. The Board also considered information provided by Wellington Management to the Investment Committee of the Board about the quality of services to be performed for the Fund and Wellington Management’s investment philosophy. In addition, the Board considered HFMC’s representation that it had negotiated Wellington Management’s fees at arm’s length.

The Board noted that HFMC, not the Fund, would pay the sub-advisory fees to Wellington Management. The Board also considered HFMC’s assertion that ultra-short funds generally charge higher fees than money market funds, and noted that Management had not recommended any changes to the management fee paid by the Fund to HFMC in connection with the changes to the Fund’s name, investment objective and principal investment strategy.

Based on these considerations, the Board concluded that the Fund’s proposed sub-advisory fees, in conjunction with the information about quality of services, profitability, economies of scale, and other matters discussed, were reasonable in light of the services to be provided.

Economies of Scale

The Board considered the extent to which economies of scale would be realized as the Fund grows and whether the fee levels reflect these economies of scale for the benefit of the Fund’s shareholders. The Board reviewed the breakpoints in the management fee schedule for the Fund, which reduce fee rates as Fund assets grow over time.

Based on these considerations, the Board concluded that it was satisfied with the extent to which economies of scale would be shared for the benefit of the Fund’s shareholders based on currently available information and the effective advisory fees and expense ratios for the Fund at its current and reasonably anticipated asset levels. The Board noted, however, that it would review future growth in Fund assets and the appropriateness of the breakpoints as part of its future annual review of the Agreement and the investment management agreement between the Fund and HFMC.

Other Benefits

The Board considered other benefits to Wellington Management and its affiliates from their relationships with the Fund. The Board also considered the benefits, if any, to Wellington Management from any use of the Fund’s brokerage commissions to obtain soft dollar research, and representations previously received from HFMC and Wellington Management that Wellington Management would not make any revenue-sharing payments or any other type of distribution payments to any of the Fund’s distributors or their affiliates.

* * * *

Based upon its review of these various factors, among others, the Board concluded that it is in the best interests of the Fund and its shareholders for the Board to approve the Agreement. In reaching this decision, the Board did not assign relative weights to the factors discussed above or deem any one or group of them to be controlling in and of themselves. In connection with their deliberations, the Independent Directors met separately in executive session with independent legal counsel to review the relevant materials and consider their responsibilities under relevant laws and regulations.

DESCRIPTION AND COMPARISON OF THE AGREEMENT AND THE HARTFORD INVESTMENT MANAGEMENT AGREEMENT

The following discussion summarizes key terms of the Agreement and the obligations of Wellington Management, indicating any material differences between the Agreement and the Hartford Investment Management Agreement.

Sub-Advisory Services.  Under the Agreement, Wellington Management provides investment sub-advisory services with respect to the Fund’s assets.  HFMC’s responsibilities as the Fund’s investment manager generally remain unchanged.  HFMC continues to be responsible for overseeing and reviewing the performance of the Fund’s sub-adviser.  The Agreement provides that Wellington Management will evaluate and implement an investment program appropriate for the Fund, which program will be amended and updated from time to time as financial and other economic conditions change as determined by HFMC and Wellington Management.

The Agreement provides that Wellington Management, in consultation with HFMC when appropriate, will make all determinations with respect to the investment of the Fund’s assets and the purchase or sale of portfolio securities, and will take such steps as may be necessary to implement the same.  Additionally, the Agreement requires Wellington Management to furnish regular reports with respect to the Fund at periodic meetings of the Board and at such other times as may be reasonably requested by the Board.  The Agreement provides that these reports will include Wellington Management’s economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Fund since the last report. The Agreement does not limit or restrict Wellington Management’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Compliance with Laws, Regulations and Other Restrictions.  The Agreement requires that Wellington Management manage the Fund’s portfolio in conformity with the Company’s Articles of Incorporation and By-laws, each as amended from time to time, the 1940 Act and other applicable laws.  The Agreement also requires that Wellington Management manage the Fund’s portfolio to the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information, any investment guidelines or other instructions received in writing from HFMC and any policies and instructions as the Board or HFMC may from time to time establish and deliver to Wellington Management.  Under the Agreement, Wellington Management must also cause the Fund to comply with certain provisions of the Internal Revenue Code of 1986, as amended.

Brokerage.  Under the Agreement, Wellington Management selects the brokers or dealers that will execute the purchases and sales of portfolio securities and places all such orders in the name of the Fund or its nominees.  When placing such orders, Wellington Management will use its best efforts to obtain the best net security price available for the Fund.  Subject to and in accordance with any directions that the Board or HFMC may issue from time to time, Wellington Management may be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington Management determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management’s overall responsibilities with respect to the Fund and Wellington Management’s other clients.

Compensation and Allocation of Expenses.  The Agreement provides that, as compensation for the performance of the services by Wellington Management, HFMC will pay a quarterly fee to Wellington Management calculated on the basis of the average daily net asset value of the Fund.  Wellington Management bears all expenses in connection with the performance of its services under the Agreement.  These provisions differ from the Hartford Investment Management Agreement, which provided that, as compensation for the performance of the services by Hartford Investment Management under the Agreement, HFMC would pay to Hartford Investment Management on a quarterly basis the equivalent of all direct and indirect expenses incurred by Hartford Investment Management in connection with the performance of its duties under the Hartford Investment Management Agreement.

Liability and Indemnification.  Pursuant to the Agreement, Wellington Management will not be liable for any loss or losses sustained by reason of any investment, including the purchase, holding or sale of any security, as long as Wellington Management acted in good faith and with due care.  The Agreement further provides that the provisions of the Agreement will not be deemed to protect Wellington Management, and Wellington Management will indemnify HFMC, for any and all loss, damage, judgment, fine or award paid in settlement and attorney’s fees related to Wellington Management’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Agreement.  These liability provisions are similar to the Hartford Investment Management Agreement, except that Hartford Investment Management was subject to liability, and was required to indemnify HFMC, in the event of its willful misfeasance, bad faith or negligence (rather than gross negligence) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Hartford Investment Management Agreement.

Term.  The Agreement has an initial two-year term and will continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, and (ii) in either event, by the vote of a majority of the members of the Board who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on the Agreement.

Termination.  The Agreement can be terminated at any time without the payment of any penalty either by vote of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, or by HFMC on written notice to Wellington Management.  Wellington Management may terminate the Agreement on 90 days’ prior written notice to HFMC, but such termination will not be effective until HFMC has contracted with one or more persons to serve as a successor sub-adviser to the Fund (or HFMC or an affiliate of HFMC agrees to manage the Fund) and such person has assumed such position.  The Agreement terminates automatically in the event of its assignment, and also terminates automatically upon termination of the investment management agreement between HFMC and the Company.

With the exception of the differences discussed above, the terms of the Agreement are substantially similar to the terms of the Hartford Investment Management Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

INFORMATION ABOUT WELLINGTON MANAGEMENT

Wellington Management provides day-to-day management for the Fund’s portfolio.  Wellington Management is a Massachusetts limited liability partnership with principal offices at 280 Congress Street, Boston, Massachusetts 02210.  Wellington Management is a professional investment counseling firm that provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. As of September 30, 2013, Wellington Management had investment management authority with respect to approximately $799 billion in assets.  The name and principal occupation of the principal executive officers of Wellington Management are listed below.

Name	Position
John F. Averill	Senior Vice President, Partner and Executive Committee Member
Louise Chabrier	Senior Vice President, Partner and Executive Committee Member
Nicolas M. Choumenkovitch	Senior Vice President, Partner and Executive Committee Member
Cynthia M. Clarke	Senior Vice President, Partner and Chief Legal Officer
Wendy M. Cromwell	Senior Vice President, Partner and Executive Committee Member
Ray E. Hefler	Managing Director, Partner and Executive Committee Member
Nancy M. Morris	Vice President and Chief Compliance Officer
Saul J.Pannell	Senior Vice President, Partner and Executive Committee Member
Phillip H. Perelmuter	Senior Vice President, Managing Partner and Executive Committee Member
Edward J. Steinborn	Senior Vice President, Partner and Chief Financial Officer
Brendan J. Swords	President, Managing Partner, and Executive Committee Member
Perry M. Traquina	Chief Executive Officer and Managing Partner and Executive Committee Member

The business address for each individual mentioned above is 280 Congress Street, Boston, Massachusetts 02210.

Wellington Management does not act as investment adviser or sub-adviser to any registered investment companies with a substantially similar principal investment strategy to the Fund.

The Board approved Wellington Management to serve as sub-adviser to the Fund at its June 18-19, 2013 meeting and Wellington Management did not serve as the Fund’s sub-adviser until October 21, 2013.  For the period from October 21, 2013 to December 31, 2013, Wellington Management received sub-advisory fees from HFMC totaling $247,657 for serving as the Fund’s sub-adviser.  The effective rate of the sub-advisory fees paid to Wellington Management for this period was 0.02% of the Fund’s average daily net assets.

No officer or director of the Fund is an officer, employee, director, general partner or shareholder of Wellington Management.

AFFILIATED BROKERAGE

During the fiscal year ended December 31, 2012, the Fund did not pay commissions to any affiliated broker.

INFORMATION ABOUT THE INVESTMENT MANAGER, ADMINISTRATOR, PRINCIPAL UNDERWRITER AND TRANSFER AGENT

HFMC serves as the investment manager to the Fund pursuant to an investment management agreement dated January 1, 2013, which was approved by the Board on November 8, 2012.  HFMC is principally located at 5 Radnor Corporate Center, 100 Matsonford Road, Suite 300, Radnor, PA 19087.  HFMC, subject to the supervision and approval of the Board, is responsible for the management of the Fund and supervises the activities of the investment sub-adviser.  Pursuant to the terms of the investment advisory agreement, HFMC is entitled to receive 0.4000% of the first $5 billion, 0.3800% of the next $5 billion and 0.3700% in excess of $10 billion annually of the Fund’s average daily net assets.  HFMC pays Wellington Management a sub-advisory fee out of its advisory fee.

Effective January 1, 2013, HFMC replaced HL Investment Advisors, LLC (“HL Advisors”) as the Fund’s investment manager. HFMC and HL Advisors are both indirect wholly owned subsidiaries of The Hartford Financial Services Group, Inc.  For the fiscal year ended December 31, 2012, HL Advisors served as the Fund’s investment manager pursuant to a separate agreement between HL Advisors and the Company.  The replacement of HL Advisors with HFMC did not result in any change to (i) the contractual terms of, including the fees payable under, the Fund’s investment management agreements; or (ii) the day-to-day management of the Fund.

For the Fund’s fiscal year ended December 31, 2012, HL Advisors, the Fund’s former investment adviser, received management fees totaling $3,202,915 for serving as investment manager to the Fund.  Of that, HL Advisors paid $1,441,609 to Hartford Investment Management.  For the Fund’s fiscal year ended December 31, 2013, HFMC received net management fees totaling $2,689,643 of which $0 was paid to Hartford Investment Management and $247,657 was paid to Wellington Management.  As a result, for the Fund’s fiscal year ended December 31, 2013, the effective rate of sub-advisory fees paid to Hartford Investment Management and Wellington Management were 0.00% and 0.02% of the Fund’s average daily net assets, respectively.

Hartford Life Insurance Company (“Hartford Life”), the administrator for the Fund, is principally located at 200 Hopmeadow Street, Simsbury, Connecticut 06089.  The management fee paid by the Fund to HL Advisors covered, in addition to investment management services, the administrative services that Hartford Life provided during the fiscal year ended December 31, 2012.  Accordingly, no separate administrative fees were paid to Hartford Life during the fiscal year ended December 31, 2012.

Prior to January 1, 2013, Hartford Life also provided fund accounting services to the Fund.  During the fiscal year ended December 31, 2012, the Fund paid $205,468 to Hartford Life for provision of fund accounting services.  Effective January 1, 2013, HFMC provides fund accounting services to the Fund.

Hartford Funds Distributors, LLC (formerly known as Hartford Investment Financial Services, LLC), 5 Radnor Corporate Center, 100 Matsonford Road, Suite 300, Radnor, PA 19087, serves as the Fund’s principal underwriter.  During the fiscal year ended December 31, 2012, the Class IB shares of the Fund paid no 12b-1 fees.

Hartford Administrative Services Company (“HASCO”), 500 Bielenberg Drive, Woodbury, Minnesota 55125, provides transfer agency services for the Fund.  During the fiscal year ended December 31, 2012, the Fund paid $2,353 to HASCO for provision of transfer agency services.

SHARE OWNERSHIP INFORMATION

As of the Record Date, the officers and directors of the Company individually and as a group beneficially owned less than 1% of the outstanding shares of the Fund (and each class thereof). As of the Record Date, the Fund had 117,670,046 shares issued and outstanding. As of the Record Date, the following persons held an interest in the Fund equal to 5% or more of the outstanding shares of a class:

	Percentage of Ownership
	Class IA	Class IB

Hartford Life*	89.85%	97.36%

*                 Pursuant to state insurance law, Hartford Life, or its affiliates, is the owner of all Fund shares held in separate accounts of Hartford Life or its affiliates (such shares are held for the benefit of contract holders and policy owners).